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                                                                    EXHIBIT 99.1


PRESS RELEASE                                              [INHIBITEX LOGO]

                                                           www.inhibitex.com


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CONTACTS:
INHIBITEX, INC.
Russell H. Plumb          Lilian Stern (Investors)        Kathryn Morris (Media)
Chief Financial Officer   Stern Investor Relations, Inc.  KMorrisPR
(678) 746-1136            (212) 362-1200                  (845) 635-9828
rplumb@inhibitex.com      lilian@sternir.com              kathryn@kmorrispr.com
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FOR IMMEDIATE RELEASE


  DATA SAFETY MONITORING BOARD UNANIMOUSLY RECOMMENDS CONTINUATION OF VERONATE
                          PHASE III TRIAL AS DESIGNED

      NO SAFETY OR TRIAL DESIGN CONCERNS NOTED; ENROLLMENT SURPASSES 1,700

ATLANTA, Georgia - September 6, 2005 - Inhibitex, Inc. (Nasdaq: INHX) announced today that the independent Data Safety Monitoring Board (DSMB) responsible for reviewing the Phase III Veronate clinical trial met last week as scheduled, to review available data from the trial after the Company had enrolled 1,500 patients. Based upon its review, the DSMB unanimously agreed that the trial should proceed as designed, without modification. The Company previously indicated that the DSMB had met and reviewed available data, as scheduled, after 500 and 1,000 patients had been enrolled in the trial, and in each case, unanimously agreed that the trial should continue as designed, without modification.

The Company also announced that, as of September 2, 2005 it had enrolled over 1,700 of the 2,000 very low birth weight infants it intends to enroll in this trial.

"This is the third scheduled review by the DSMB for our Phase III Veronate trial. Although we cannot predict the ultimate outcome of this trial, with each passing DSMB review our comfort with the safety profile of Veronate, and from a statistical perspective, the adequacy of the design and power relative to the trial's primary endpoint, is reinforced", stated Seth Hetherington, M.D., Vice President of Clinical Development and Chief Medical Officer of Inhibitex, Inc. "The final DSMB review of this nature is scheduled to take place around the time the trial is fully enrolled, which based on enrollment trends and consistent with our prior guidance, we expect will occur in November 2005."

ABOUT VERONATE

Veronate, a novel, antibody-based investigational drug being developed to prevent hospital-associated infections in premature, very low birth weight infants, is the Company's most advanced product candidate. Veronate is currently being evaluated in a 2,000 patient Phase III clinical trial in premature, very low birth weight infants weighing 500 to 1,250 grams at birth. The primary endpoint of the trial is to demonstrate efficacy in the prevention of hospital-associated infections due to Staphylococcus aureus (S. aureus). Secondary end points include a reduction in the frequency of hospital-associated infections due to Candida species (fungus) and Coagulase-negative staphylococci, and a reduction in the mortality rate among these high-risk infants. The trial is being conducted at over 90 neonatal intensive care units in the United States and Canada.


         9005 Westside Parkway Alpharetta, GA 30004 Tel: (678) 746-1100
                              Fax: (678) 746-1299

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The FDA has granted Veronate both Fast Track designation and Orphan Drug status.
The Company has retained all world-wide rights to Veronate and, if approved, anticipates commercializing it independently in the United States.

ABOUT INHIBITEX

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. All of the Company's drug development programs, including Veronate, are based on its proprietary MSCRAMM protein platform technology. In addition to Veronate, the Company is evaluating Aurexis, a humanized monoclonal antibody, in several indications, including a recently-completed Phase II clinical trial for the treatment, in combination with antibiotics, of serious, life threatening S. aureus bloodstream infections in hospitalized patients. Aurexis has also been granted Fast Track designation by the FDA. The Company's preclinical programs include a collaboration and joint development agreement with Dyax to develop human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts included in this press release, including statements regarding: the length of time expected to complete enrollment in its ongoing Phase III clinical trial of Veronate, the anticipated timing of the next DSMB review, the ultimate outcome of the Phase III clinical trial of Veronate, and the Company's intention to independently commercialize Veronate in the United States, are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to: the cost and time for investigators to enroll patients in the Company's ongoing clinical trial; the identification of a real or perceived safety issue related to the use of Veronate in the future; the Phase III trial of Veronate ultimately not being adequately powered to demonstrate clinical efficacy, the Company's use of and reliance on third-party contract clinical research organizations, consultants, raw material suppliers and manufacturers who may not fulfill their contractual obligations or otherwise perform satisfactorily; maintaining sufficient quantities of clinical trial materials on hand to complete its clinical trials; the ability to obtain regulatory approval to continue its clinical trials on a timely basis, or market its product candidates; obtaining, maintaining and protecting the intellectual property incorporated into its product candidates; the Company's ability to successfully develop a marketing, sales and corporate infrastructure capable of supporting the commercialization of Veronate; and other cautionary statements contained elsewhere herein, in its Annual Report on Form 10-K for the year ended December 31, 2004 and in its other reports and filings with the Securities and Exchange Commission on July, 7 2005. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company's business, financial condition, results of operations, and prospects may change. The Company may not update these forward-


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looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex(R), MSCRAMM(R), Veronate(R) and Aurexis(R) are registered trademarks of Inhibitex, Inc.

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